Exhibit 4.28

From:	VTTI MLP B.V. (the “Company”)

for itself and as Obligors’ Agent for each of the other Obligors party to the Facility Agreement (as defined below) pursuant to clause 2.4 (Obligors’ Agent) of the Facility Agreement

To:	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
TRADING AS RABOBANK INTERNATIONAL

for itself and as Agent of the other Finance Parties under and as defined in the Facility Agreement (as defined below) (the “Agent”)

2 December 2014

Dear Sirs,

VTTI MLP B.V. – Amendment request: Dollar currency limit

We refer to the EUR 500,000,000 revolving facility agreement dated 26 June 2014 and made between, amongst others, the Company, certain Subsidiaries of the Company as Original Guarantors, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Labuan Branch, BNP Paribas, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. trading as Rabobank International, The Hongkong and Shanghai Banking Corporation Limited, ING Bank N.V., Oversea-Chinese Banking Corporation Limited, London Branch, Société Générale and Sumitomo Mitsui Banking Corporation, Singapore Branch as Arrangers, the Agent and the Lenders as defined therein (as may be supplemented, amended, novated and restated from time to time, the “Facility Agreement”).

Capitalised terms used but not defined herein shall have those meanings given to them in the Facility Agreement unless otherwise specified herein.

The provisions of clause 1.2 (Construction) of the Facility Agreement and clause 1.3 (Currency Symbols and Definitions) of the Facility Agreement shall apply to this letter as though they were set out in full in this letter except that references in such clauses to “this Agreement” are to be references to this letter.

1.	BACKGROUND TO THE AMENDMENT REQUEST

1.1	Pursuant to clause 5.3(b)(iii) (Currency and amount) of the Facility Agreement, in relation to any proposed Loan, at the relevant Utilisation Date of such proposed Loan:

(a)	under sub-paragraph (A), the aggregate of the Base Current Amount of the proposed Loan and the Base Currency Amount of all Utilisations must not exceed the Facility Limit; and

(b)	under sub-paragraph (B), the Base Currency Amount of all Utilisations drawn in the Optional Currency (being dollars) must not exceed 50 per cent. of the Facility Limit,

where such Facility Limit is currently EUR 500,000,000.

1.2	Under the terms of the Facility Agreement:

(a)	the Base Currency Amount in relation to an amount of a Utilisation where such amount is not denominated in the Base Currency (being euro), is that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request; and

(b)	the Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of the relevant currency (being dollars) with the Base Currency in the Amsterdam foreign exchange market at or about 11:00 am on a particular day.

1.3	As at the date of this letter, the Company has outstanding Loans of USD 300,000,000 and EUR 225,000,000. Subject to its business requirements, the Company may wish to keep the amounts of the Loans (in their respective currencies) about the same, and roll-over the outstanding Loans from Interest Period to Interest Period pursuant to clause 8.1(b) (Repayment of Loans).

1.4	In light of the fluctuations in the foreign exchange market for dollars and euro (in particular, the depreciation in value of the euro against the dollar) and the current amount of Loans drawn under the Facility that are denominated in dollars, the limit of 50 per cent. of the Facility Limit provided for in sub-paragraph (B) of clause 5.3(b)(iii) (Currency and amount) of the Facility Agreement may possibly be exceeded in circumstances where the Company maintains its current level of Utilisations in dollars and there is a further significant depreciation in the value of the euro against the dollar.

1.5	Accordingly, the Company hereby requests an amendment to sub-paragraph (B) of clause 5.3(b)(iii) (Currency and amount) of the Facility Agreement to increase the permitted limit in respect of Utilisations made in the Optional Currency from 50 per cent. of the Facility Limit to 55 per cent. of the Facility Limit, provided that for the avoidance of doubt, the Facility Limit itself will remain unchanged.

2.	AMENDMENT CONSENT REQUEST

2.1	Pursuant to clause 37 (Amendments and waivers) of the Facility Agreement, by and with effect from the date of the Agent’s countersignature of this letter, it is hereby confirmed that the Majority Lenders under the Facility Agreement consent to the following amendment to the Facility Agreement:

Replace the entirety of sub-paragraph (B) of clause 5.3(b)(iii) of the Facility Agreement with the following:

“(B) the Base Currency Amount of all Utilisations drawn in the Optional Currency does not exceed 55 per cent. of the Facility Limit.”

2.2	It is hereby confirmed that the above amendment shall be made to the Facility Agreement with effect from the date of the Agent’s countersignature of this letter.

3.	TIMING

The Company requests that you provide your response to the above amendment request (by completing and returning a countersigned copy of this letter) as soon as practicable and in any case no later than 4.00 pm (London time) on Friday, 19 December 2014.

4.	CONTINUING AGREEMENT, ETC.

4.1	Subject to the amendment set out in paragraph 2 above, the Facility Agreement shall remain in full force and effect in accordance with its terms.

4.2	The Company confirms on behalf of itself and the other Obligors that each guarantee provided under the Facility Agreement continue in full force and effect notwithstanding this letter.

4.3	The rights and remedies of the Finance Parties under the Finance Documents are reserved other than as expressly waived or amended by this letter.

4.4	The Company confirms that the power and authorisation granted by each Obligor to it pursuant to clause 2.4 (Obligors’ Agent) of the Facility Agreement continues in full force and effect and such power and authorisation has not been revoked as of the date hereof.

5.	FINANCE DOCUMENT

For the purposes of Facility Agreement, the Company and the Agent hereby designate this letter as a Finance Document.

6.	COUNTERPARTS

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

7.	MISCELLANEOUS

Clauses 1.4 (Third party rights), 33 (Notices), 35 (Partial Invalidity) and 42 (Enforcement) of the Facility Agreement shall apply to this letter as though they were set out in full in this letter except that references to “this Agreement” are to be references to this letter.

8.	GOVERNING LAW

This letter, the agreement constituted by it, your acceptance of its terms and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

Please acknowledge your agreement to, and acceptance of, the terms of this letter by signing, dating and returning the enclosed acknowledgement of this letter to:

VTTI MLP B.V.

K.P. van der Mandelelaan 130

3062 MB Rotterdam

The Netherlands

Attention: Sim Seowwah

Fax: +31 10 453 1663

Yours faithfully,

/s/ Rubil Yilmaz by Rubil Yilmaz, Director

VTTI MLP B.V.

for itself and as agent for each of the other Obligors party to the Facility Agreement.

Acknowledgement and consent

The Agent hereby confirms, on behalf of the Majority Lenders, that consent of the Majority Lenders has been obtained to the amendment requested in the letter dated 2 December 2014 (the “Request Letter”) and which amendment shall be made to the Facility Agreement (as defined in the Request Letter) with effect from the date of the Agent’s countersignature of this letter below

/s/ M. van Dort	/s/ S. Jurjens-Schoonhoven
by M. van Dort, Senior Officer, Syndicated Loans Agency	by S. Jurjens-Schoonhoven, Senior Officer, Syndicated Loan Agency

for COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

TRADING AS RABOBANK INTERNATIONAL

as Agent on the instructions of the Majority Lenders under and as defined in the Facility Agreement.

Date: 2 December 2014